UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DOUBLE EAGLE PETROLEUM CO.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOUBLE EAGLE PETROLEUM CO.

1675 Broadway, Suite 2200

Denver, Colorado 80202

(303) 794-8445

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 30, 2013

To our Stockholders:

You are invited to attend the Annual Meeting of Stockholders of Double Eagle Petroleum Co., a Maryland corporation (the “Company”), on May 30, 2013, at 9:00 A.M. (Mountain Time) at the offices of Faegre Baker Daniels, LLP., 3200 Wells Fargo Center, 1700 Lincoln St., Denver, Colorado 80203.

At the meeting, stockholders will be asked to:

1.	Elect three directors to our Board of Directors for a three-year term to expire in 2016;

2.	Approve, on an advisory (non-binding) basis, compensation of our named executive officers as set forth in the proxy statement;

3.	Ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for 2013;

4.	Transact any other business that properly may come before the Annual Meeting or any adjournment thereof.

Only common stockholders of record at the close of business on April 2, 2013 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders planning to attend the meeting are requested to RSVP to annualmeeting@eagle-eagle.net. Stockholders holding stock in brokerage accounts must bring a brokerage statement or other evidence of share ownership as of April 2, 2013 in order to be admitted to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 30, 2013.

We are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our proxy statement and annual report at http://www.edocumentview.com/DBLE. On or about April 19, 2013, we will mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote online. The notice also provides instructions on how you can request proxy materials to be sent to you by mail or email and how you can enroll to receive proxy materials by mail or email for future meetings. Your request for proxy materials should be made by May 9, 2013 in order to ensure timely delivery of the materials.

Common stockholders of record at the close of business on April 2, 2013 are entitled to vote. Each share entitles the holder to one vote. Your vote is important and we encourage you to vote your shares promptly, whether or not you plan to attend the meeting. You may vote over the Internet by following the instructions provided on the notice or proxy card mailed to you or by telephone by following the instructions found on the Internet site provided on the notice or proxy card. You may also vote in person at the meeting or, if you request to receive proxy materials by mail, by completing and returning a proxy card. Please vote in advance of the meeting even if you plan to attend.

By Order of the Board of Directors

Denver, Colorado	Carol A. Osborne

April 19, 2013	Corporate Secretary

PROXY STATEMENT

DOUBLE EAGLE PETROLEUM CO.

1675 Broadway, Suite 2200

Denver, Colorado 80202

(303) 794-8445

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on May 30, 2013:

The Notice of Annual Meeting and Proxy Statement and 2012 Annual Report to Stockholders

and Report on Form 10-K are available at:

www.edocumentview.com/DBLE

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 30, 2013

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is being furnished by Double Eagle Petroleum Co. (“we,” “us,” “Double Eagle” or the “Company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held on May 30, 2013, at 9:00 A.M. (Mountain Time) at the offices of Faegre Baker Daniels LLP, 3200 Wells Fargo Center, 1700 Lincoln St., Denver, Colorado 80203, and at any adjournment of the Annual Meeting. Whether or not you personally attend, it is important that your shares be represented and voted at the Annual Meeting. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by requesting a proxy card and mailing it in the postage-paid envelope provided. Check your Notice of Internet Availability of Proxy Materials or the information forwarded by your bank, broker, or other stockholder of record to determine the voting options available to you. This Proxy Statement will be first mailed to stockholders on or about April 19, 2013.

SOLICITATION AND RATIFICATION OF PROXIES

The proxy accompanying this Proxy Statement is being solicited by our Board. We will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of the Company, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We will also request banks, brokers, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our common stock.

If a proxy card is requested, signed and returned, it will be voted as specified in the proxy, or, if no vote is specified, it will be voted “FOR” each of the nominees to the Board (Proposal #1), “FOR” approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (Proposal #2) and “FOR” ratification of the Audit Committee’s appointment of Hein & Associates LLP as our independent registered public accounting firm for 2013 (Proposal #3). If any matters that are not specifically set forth on the proxy card and in this Proxy Statement properly come to a vote at the meeting, the proxy holders will vote in accordance with their best judgment. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to our Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting in person at the Annual Meeting. Voting in advance of the Annual Meeting will not limit your right to vote at the Annual Meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, the voting instructions form mailed to you may not be used to vote in person at the Annual Meeting. Instead, to be able to vote in person at the Annual Meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Annual Meeting” in this Proxy Statement for an explanation of the term “stockholder of record.”

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive a Notice of Internet Availability of Proxy Materials?

A: Under rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Q: What is the record date and why is it important?

A: The record date is the date used by our Board to determine which stockholders of the Company are entitled to receive notice of, and vote on the items presented at, the Annual Meeting. Our Board established April 2, 2013 as the record date for the Annual Meeting. On April 2, 2013, we had 11,326,168 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

Q: What is a proxy?

A: A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. We have provided an electronic proxy card at www.edocumentview.com/DBLE that you will use to vote your shares online or by telephone. If you requested a paper copy of our proxy materials, you also can vote using the proxy card enclosed with those materials. On our proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. When you submit a valid proxy card, the people named as proxies are required to vote your shares at the Annual Meeting in the manner you have instructed.

Q: What am I voting for?

A: At the Annual Meeting, stockholders will be asked to elect three directors to the Company’s Board for three-year terms to expire in 2016, vote to approve an advisory resolution regarding the compensation of our named executive officers and ratify the Audit Committee’s appointment of Hein & Associates LLP as our independent registered public accounting firm for 2013.

Q: How do I vote?

A: You may vote at the Annual Meeting in person or by proxy. Before the Annual Meeting, you can give a proxy to vote your shares of common stock by following the instructions on your Notice of Internet Availability of Proxy Materials.

Q: Will my shares be voted if I do not provide my proxy?

A: It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for 2013 if you do not timely provide your proxy because this matter is considered “routine” under the applicable rules.

Q: How many votes do you need to hold the Annual Meeting?

A: A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the stockholders except as otherwise provided by statute or by our articles of incorporation. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting.

Q: Who conducts the proxy solicitation and who will bear the cost?

A: The cost of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to our common stockholders, will be borne by us. Proxies may be solicited on our behalf by directors, officers and regular employees of the Company by telephone or other means. There will be no special or additional compensation for these services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of record of our common stock, and we will reimburse them for their related charges and expenses. We may also elect to engage a proxy solicitation firm to distribute and solicit proxies.

Q: Can I revoke or change my vote after I submit my proxy?

A: Yes. You may revoke your proxy at any time before the Annual Meeting by giving written notice of the revocation to our Corporate Secretary, signing a new proxy card with a later date, voting on a later date via telephone or using the Internet (only your latest telephone or Internet proxy submitted prior to the Annual Meeting will be counted), or by electing to vote in person at the Annual Meeting.

Q: Who will count the vote?

A: Votes at the Annual Meeting will be counted by an inspector of election, who has been appointed by our Board of Directors. The Board of Directors has appointed a representative from Computershare Investor Services, our transfer agent, as inspector of election.

Q: How does the Board of Directors recommend that I vote?

A: The Board recommends that you vote FOR the following proposals:

•	The election of Richard Dole, Brent Hathaway and Scott Baxter to the Board of Directors, each for a three-year term to expire in 2016;

•	Approval of the advisory resolution on compensation for our named executive officers as set forth in the proxy statement;

•	The ratification of the Audit Committee’s appointment of Hein & Associates LLP, as our independent registered public accounting firm for 2013;

Q: What do I need to show to attend the Annual Meeting in person?

A: In order to attend the Annual Meeting, stockholders holding stock in brokerage accounts must bring a brokerage statement or other evidence of share ownership as of April 2, 2013 in order to be admitted to the meeting. Please RSVP to Carol Osborne, our Corporate Secretary at annualmeeting@eagle-eagle.net if you plan to attend the meeting.

Q: What happens if I sign and return my proxy card but do not provide voting instructions?

If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.

Q: Where will I be able to find voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

AVAILABLE INFORMATION

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Upon written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 to any stockholder of record, or to any stockholder who owns common stock listed in the name of a bank or broker as nominee, at the close of business on April 2, 2013. Any request for a copy of these reports should be mailed to:

John Campbell, Investor Relations,

Double Eagle Petroleum Co.,

1675 Broadway, Suite 2200,

Denver, Colorado 80202.

Stockholders may also receive copies of our reports filed with the SEC by accessing the SEC’s website at http://www.sec.gov/.

PROPOSAL #1: ELECTION OF DIRECTORS

Our Bylaws provide that our Board is divided into three classes, designated Class I, Class II, and Class III. Directors from each class are elected once every three years for a three-year term and thereafter until their successors are duly elected and qualified.

At the Annual Meeting, the stockholders will be asked to vote on the election of three Class III members to the Board of Directors of the Company. On behalf of the Board, the Nominating and Corporate Governance Committee has nominated Mr. Richard Dole, Mr. Brent Hathaway and Mr. Scott Baxter, each for a three-year term as director. If elected, Messrs. Dole, Hathaway and Baxter will each hold office until his respective term expires and his respective successor is elected and has qualified or his resignation from the Board.

The affirmative vote of a majority of the total votes cast for and against each of the nominees, assuming a quorum is present, is required to elect the directors. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for the nominees named below. The nominees are currently directors of the Company.

It is not anticipated that the nominees will become unable or unwilling to accept nomination or election, but, if that occurs, the persons named in the proxy intend to vote for the election of such other person as the Board may recommend.

The following is biographical information regarding the nominee and continuing directors:

Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting

Richard Dole, age 67, has served as a director of the Company since 2005, Chairman of the Audit Committee and designated financial expert from 2005 through 2008 and Chairman of the Board since December 2007. He was appointed as Chief Executive Officer (“CEO”) of the Company in September 2008. Mr. Dole served as a Director of Petrosearch Energy Corporation beginning in July 2004, and assumed the positions of Chairman, President and CEO of Petrosearch in December 2004. He held these positions until August 2009, when Petrosearch was acquired by the Company. Mr. Dole also previously served as Vice President and Chief Financial Officer for Burlington Resources International from 1998 to 2000. From 2000 through 2004, he was active in consulting and financial services. He was a co-founder of Benefits Access Solutions, LLC, a company formed to provide financial services and benefit options to employees and members of corporate organizations. He also was co-founder and managing partner of Innovation Growth Partners, LLC, a firm that provided management and consulting services to early stage companies. Mr. Dole’s extensive experience includes being National Partner-in-Charge of Business Process Solutions at KPMG. Prior to that he was with Coopers & Lybrand (now PricewaterhouseCoopers) where he served as Assurance and Business Advisory Partner for nearly 20 years and also served in numerous senior management roles, including National Chairman for the Energy and Natural Resources Industry practices for over 15 years and as the Vice Chairman for the U.S. Process Management business unit. Mr. Dole was also a member of the Board of Directors of Westport Resources Corporation (NYSE: WRC) from August 2003 until July 2004 when Westport was merged into Kerr McGee Corp, and served as a member of its audit committee and as a designated financial expert. Mr. Dole has a Bachelor’s degree in accounting from Colorado State University.

Mr. Dole has over 30 years of experience in the oil and gas industry, which gives him the leadership and management experience to serve as our CEO and to lead our Board. His experience and knowledge in strategy, business processes, capital markets, acquisition and divestitures, and corporate mergers brings important perspectives on the issues facing our Company. Mr. Dole also brings financial expertise to the Board, through his prior service as chairman of our Audit Committee and through his experiences serving as chief financial officer of another public company and from his time as partner in a major accounting firm. Mr. Dole’s service as the Chairman and CEO of the Company creates a crucial link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business.

Brent Hathaway, age 50, has served as a director of the Company since 2008. Mr. Hathaway serves as Chairman of the Nominating and Corporate Governance Committee of our Board and a member of the audit committee. He also serves as Dean of the College of Business at the University of Wyoming, and has had various leadership responsibilities at the university since 2001. Mr. Hathaway was previously Vice President of Marketing and Sales, Aerospace Services (a $2.5 billion business unit of Honeywell International) and served as President and General Manager for Concord Inc., (a Case Corporation business unit). Prior to Case Corporation, he served as Branch Manager and Regional General Manager over field sales, service and support operations for a technology company, as well as consulting to that industry for five years. Mr. Hathaway has a Bachelor’s degree from Utah State University, a Master’s degree from Purdue University and a PhD from the University of Illinois.

Mr. Hathaway has strong leadership skills, having served as Dean of the College of Business at University of Wyoming and as President of Concord Inc. He brings financial and governance expertise to the Board through his experiences at Honeywell and Concord Inc., where he had various leadership and oversight responsibilities for all business functions, including manufacturing, sales, human resources and accounting and finance. He also has experience with business acquisitions and the related organization integration, and regularly reviewed and analyzed strategic and financial statements of their business units. As Dean of the University of Wyoming College of Business, Mr. Hathaway is responsible for the strategic direction, outreach and curriculum, which allows him to stay current on many developments, including economics, management, marketing and finance. Mr. Hathaway also has extensive knowledge of the Wyoming business and political environment.

Scott Baxter, age 51, was appointed as a member of the Board of Directors in January 2013. Mr. Baxter currently serves as the Managing Partner of Baxter Energy Partners, which he founded in 2002. Mr. Baxter has advised a range of Fortune 500 and multinational companies and executed over $150 billion in transactions, including mergers and acquisitions, restructurings, and debt and equity financing. Previously Mr. Baxter was head of the Energy Group for Houlihan Lokey, and prior to that was Head of the Americas for J.P. Morgan’s global energy investment banking group. He also has served as managing director of Citigroup’s (Solomon Brothers) global energy investment banking group. He currently serves on the Board of Directors for Star Gas Partners and Weber State University Presidents’ National Advisory Board. Mr. Baxter has also served as a faculty member at Columbia University’s Graduate School of Business. Mr. Baxter received his M.B.A. from the University of Chicago School of Business and his B.S. from Weber State University.

Mr. Baxter has over 20 years of energy investment banking experience and has been responsible for building and overseeing industry groups at major investment banking firms. He brings critical experience and knowledge of the capital and equity markets to the Board, as well as experience structuring and negotiating mergers and acquisitions, which is key component to the Company’s growth strategy.

Continuing Directors to Serve Until the 2014 Annual Meeting

Sigmund Balaban, age 71, has served as a director of the Company since 2005. Mr. Balaban served as the Chairman of the Nominating and Corporate Governance Committee of the Board during a portion of 2011. Mr. Balaban served as Senior Vice President Corporate Secretary, of Fujitsu General America, Inc. of Fairfield, New Jersey, from 2000 until July 2001 when he retired. Prior to that time, Mr. Balaban was Vice President, Credit of Teknika Electronics beginning in 1986 and served as Senior Vice President and General Manager of Teknika Electronics beginning in 1992. In October 1995, Teknika Electronics changed its name to Fujitsu General America, Inc. Fujitsu General America, Inc. is a subsidiary of Fujitsu General, Ltd., a Japanese multiline manufacturer. Mr. Balaban was also a member of the Board of Directors of ARC Wireless Solutions, Inc. (OTCBB: ARCS) from December 1994 until November 2008. He served as chairman of its audit committee from July 2002 until November 2008. Mr. Balaban received his Bachelor degree from City College of New York.

Mr. Balaban brings strong leadership skills to our Board, as he has more than 15 years of experience serving on a Board for a public corporation, with six years of experience serving as audit committee chairman. His experience and knowledge of the credit markets and financing transactions is particularly important, as our Company has historically relied partially on debt to finance our capital expenditures.

David Wilson, age 69, has served as a director of the Company since 2011, and currently services as Chairman of the Audit Committee. Mr. Wilson serves as an independent energy consultant currently providing business advisory services and oversight with respect to exploration and production operations and natural gas marketing. From 1993 until his retirement in 2000, he led PricewaterhouseCooper’s Energy Strategic Advisory Services Group which provided a wide range of services, including asset and company valuations, strategy development and reviews, investment management and energy trading and risk management. From 1985 through 1988 he was President of Gas Acquisition Services, a gas management consulting firm; from 1977 through 1985 he served as Vice President, Exploration and Corporate Development of Consolidated Oil and Gas; and from 1975 through 1977 he served as Manager, Diversification Programs for Williams Exploration. Prior to 1977 he held various positions in the oil and gas exploration and production industry. Mr. Wilson has served on the board of Energen Corporation (NYSE: EGN) since 2004 and is currently the audit committee chairman of that company. He also serves on the board of Santana Energy Services, which is not publically traded. Mr. Wilson received his Bachelor’s degree in engineering mathematics from Tulsa University.

Mr. Wilson has over 45 years of experience in the oil and gas industry. In addition, he brings valuable experience to the Board through his experience and knowledge of strategy, business processes and corporate governance, having served on the board of a large publicly traded oil and gas corporation for more than eight years. Mr. Wilson also has risk management and oversight experience from his service with a major accounting firm. Mr. Wilson brings financial expertise to the Board, through his service as chairman of the Audit Committee of Energen Corporation and through his experiences serving in a major accounting firm. He is also currently overseeing a private oil and gas estate with substantial holding in North Dakota.

Continuing Directors to Serve Until the 2015 Annual Meeting

Roy Cohee, age 63, has served as a director of the Company since 2001. Mr. Cohee serves as Chairman of the Compensation Committee of our Board. He has been with C & Y Transportation Co. since its inception in 1966 and has served as President since 1986. C & Y Transportation Co., based in Casper, Wyoming, is a privately-held company focused on the transportation and storage of oil field equipment and supplies throughout the Western U.S. and Canada. Mr. Cohee served in the Wyoming Legislature from 1999 through 2010 in a variety of positions, including chairman of House Revenue, House Transportation and Highways, Select Committee on Local Government Finance, Capital Finance and Investments, Majority Floor Leader and Speaker of the House. Mr. Cohee attended Casper College.

Mr. Cohee’s service as President of a private Wyoming business for more than 20 years provides him with valuable business, leadership and management experience. He also has an in-depth knowledge of the oil and gas industry, Wyoming business environment, and both the federal and Wyoming political environment.

Required Vote; Recommendation of the Board

The affirmative vote of a majority of the total votes cast for and against each nominee, assuming a quorum is present, is required to elect each director.

The Board unanimously recommends a vote FOR the nominees, Messrs. Richard Dole, Brent Hathaway and Scott Baxter for election as directors.

DIRECTOR COMPENSATION

Only non-employee directors receive compensation for their services as a director. For information about the compensation of Mr. Dole, our Chairman, President and Chief Executive Officer, refer to the “Summary Compensation Table”.

Our compensation package for non-employee directors is as follows:

•

The base compensation provided to each non-employee director for board service is $90,000. Each non-employee director must receive at least 50% of this compensation in restricted stock, but may elect in 10% intervals to receive up to 100% of the compensation in restricted stock; the remainder is paid in cash on the first business day of each fiscal quarter.

•	The restricted stock vests 25% upon grant and 25% on the first business day of the three succeeding fiscal quarters.

•	The number of shares of restricted stock granted is based on the market price for the Company’s common stock on the date of grant.

•

The Chairs of the Compensation, Nominating and Corporate Governance and Audit Committees receive additional annual retainers of $10,000, $10,000 and $15,000, respectively. The payments were made in four equal installments occurring on the first business day of each quarter.

Each year, each director must make his election to receive compensation in stock for the 12 month period beginning July 1 through June 30 in writing prior to July 1 of the current year.

The non-employee directors elected to receive their subsequent compensation for the period July 1, 2012 through June 30, 2013 as follows:

•	Balaban – 50% cash, 50% stock

•	Cohee – 40% cash, 60% stock

•	Hathaway – 40% cash, 60% stock

•	Wilson – 0% cash, 100% stock

Mr. Baxter was appointed to the Board effective January 1, 2013, and elected 50% cash and 50% stock.

Each director is also reimbursed for expenses incurred in attending meetings and for other expenses incurred on the Company’s behalf.

The following table sets forth information concerning compensation paid to our non-employee directors (“Outside Directors”) during the calendar year ended December 31, 2012.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Sigmund Balaban (2)	$45,000	$45,000	$90,000
Roy G. Cohee (3)	41,500	54,000	95,500
Brent Hathaway (4)	46,000	54,000	100,000
David Wilson (5)	37,500	90,000	127,500

(1)	Amounts listed are the aggregate grant date fair value of the stock awards.
(2)	Mr. Balaban was granted 10,274 shares of restricted stock during 2012. The aggregate number of shares of restricted stock that had been granted to Mr. Balaban as of December 31, 2011 was 44,581.
(3)	Mr. Cohee was granted 12,329 shares of restricted stock during 2012. Mr. Cohee’s compensation includes $10,000 for his service as Chairman of the Compensation Committee. The aggregate number of shares of restricted stock that had been granted to Mr. Cohee as of December 31, 2011 was 67,741. Mr. Cohee decreased his stock election percentage from 70% for the 2011 fiscal year to 60% for the 2012 fiscal year. As stock awards are recognized in the table above based on the grant date fair value, his 2012 calendar compensation is less than his annual director compensation.
(4)	Mr. Hathaway was granted 12,329 shares of restricted stock during 2012. The aggregate number of shares of restricted stock that had been granted to Mr. Hathaway as of December 31, 2012 was 59,978. Mr. Hathaway’s compensation includes $10,000 for serving as the Chairman of the Nominating and Corporate Governance Committee
(5)	Mr. Wilson was granted 20,548 shares of restricted stock during 2012. The aggregate number of shares of restricted stock that had been granted to Mr. Wilson as of December 31, 2011 was 27,168. Mr. Wilson’s compensation includes $15,000 for his service as Chairman of the Audit Committee. Mr. Wilson increased his stock election percentage from 70% for the 2011 fiscal year to 100% for the 2012 fiscal year. As stock awards are recognized in the table above based on the grant date fair value, his 2012 calendar compensation is more than his annual director compensation.

OFFICERS OF THE COMPANY

The following table sets forth our current officers. Individual background information concerning each of these officers, except Mr. Dole, follows the table.

Name	Age	Position with the Company
Richard Dole	67	Chairman of the Board, President and Chief Executive Officer
Kurtis Hooley	48	Execitove Vice President, Chief Operating Officer
Ashley Jenkins	31	Senior Vice President, Chief Financial Officer
Clark Huffman, Ph.D.	51	Senior Vice President, Operations
Carol A. Osborne	61	Corporate Secretary
Emily Maron	31	Manager of Financial Reporting and Assistant Corporate Secretary

Mr. Dole’s background information appears under “Proposal #1: Election of Directors”.

Mr. Hooley was appointed as the Company’s Chief Operating Officer in September 2012, and is responsible for the Company’s operations, finance and administrative activities. Mr. Hooley has been with the Company since 2004 and has served in several capacities since 2003, including his prior position of Senior Vice-President and Chief Financial Officer since 2007, and as the Director of Business Development and Financial Planning from 2006-2007. Prior to joining the Company, Mr. Hooley served from 2003 to 2006 as the President of MKH Enterprises, a consulting firm primarily focused on the implementation of Sarbanes-Oxley internal control procedures and technical accounting pronouncements. During this period Mr. Hooley served as an external consultant to the Company for the implementation of internal controls. From 2001 to 2003, Mr. Hooley was the Managing Director of Hain Celestial Canada, the parent company of Vancouver-based Yves Veggie Cuisine, a manufacturer and distributor of vegetarian alternative cuisine. From 1999 to 2001, Mr. Hooley served as the Director of Finance for Celestial Seasonings. Prior to 1999, Mr. Hooley served in a number of accounting capacities with Arthur Andersen LLP, most recently as an Experienced Audit Manager. Mr. Hooley is a Certified Public Accountant and has a Bachelor of Science in Accounting from Regis University.

Ms. Jenkins was appointed to the position of Vice President, Chief Financial Officer in September 2012, and previously served as Vice President, Controller since January 2010, and as the Company’s Controller since 2008. From 2003 to 2008, Ms. Jenkins was employed in the audit department of PricewaterhouseCoopers, LLP, and focused on serving energy clients. Ms. Jenkins is a Certified Public Accountant and graduated cum laude with a Bachelor of Science degree in Accounting from Villanova University.

Dr. Huffman was appointed Vice President, Operations in January 2012, and had served as the Company’s Director of Operations since 2010. Dr. Huffman specializes in reservoir characterization including completion design, production data evaluation and enhanced hydrocarbon recovery. His prior experience includes seven years in field operations and drilling where he was involved in all facets of operations domestically, off-shore, and internationally with International Reservoir Technology, Inc. and Encana Oil & Gas, Inc. He also has served as a consultant, both independently and in association with consulting firms. Dr. Huffman has a Ph.D in Petroleum Engineering from the Colorado School of Mines in 2001.

Ms. Osborne has served as the Corporate Secretary of the Company since January 1996 and previously served as the Assistant Secretary of the Company from December 1989 until January 1996. In addition, Ms. Osborne has served as our Casper office manager since 1981.

Ms. Maron was appointed to the position of Assistant Corporate Secretary in January 2010, and continues to serve as the Company’s Manager of Financial Reporting, a position she has held since 2008. Prior to joining the Company, Ms. Maron was employed for three years in the audit department of PricewaterhouseCoopers LLP. Ms. Maron is a Certified Public Accountant and graduated Cum Laude with a Bachelor of Science degree in Business Administration from Colorado State University.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table summarizes certain information as of April 2, 2013 with respect to the beneficial ownership of our common stock, and of our Series A Preferred Stock, $0.10 par value per share (the “Preferred Stock”), (i) by our directors, (ii) by our named executive officers, (iii) by stockholders known by us to own 5% or more of our common stock or of our Preferred Stock, and (iv) by all executive officers and directors as a group. As of April 2, 2013, we had 11,326,168 shares and 1,610,000 shares of our common stock and our Preferred Stock issued and outstanding, respectively. Amounts shown for our common stock include options that are currently exercisable or options and restricted stock that may become exercisable or vest within 60 days of April 2, 2013.

		As of April 2, 2013
Name and Address of Beneficial Owner	Class of Stock	Number of Shares		Percentage of Class Beneficially Owned
Sigmund Balaban	Common Stock	29,687		*
1675 Broadway, Suite 2200
Denver, CO 80202

C. Scott Baxter	Common Stock	5,769		*
1675 Broadway, Suite 2200
Denver, CO 80202

Roy G. Cohee	Common Stock	97,102	(1)	*
1675 Broadway, Suite 2200
Denver, CO 80202

Brent Hathaway	Common Stock	59,378		*
1675 Broadway, Suite 2200
Denver, CO 80202

David Wilson	Common Stock	27,168		*
1675 Broadway, Suite 2200
Denver, CO 80202

Richard Dole	Common Stock	201,944	(2)	1.8%
1675 Broadway, Suite 2200
Denver, CO 80202

Kurtis S. Hooley	Common Stock	104,305	(3)	*
1675 Broadway, Suite 2200
Denver, CO 80202

Ashley Jenkins	Common Stock	76,348	(4)	*
1675 Broadway, Suite 2200
Denver, CO 80202

Clark Huffman	Common Stock	12,567		*
1675 Broadway, Suite 2200
Denver, CO 80202

Directors and Officers as a group		682,458		6.0%
(11 persons)

Name and Address	Class of Stock	Number of Shares		Percentage of Class
FMR LLC	Common Stock	1,576,127	(5)	13.92%
82 Devonshire St.
Boston, MA 02109

Barclays Global Investors, NA.,	Common Stock	574,567	(6)	5.07%
400 Howard St
San Francisco, CA 94105

First Trust Portfolios LP.	Preferred Stock	120,000	(7)	7.50%
1001 Warrenville Road
Lisle, Illinois 60532

*	Less than one percent.
(1)	Includes 1,000 shares held by Barbara Cohee, Mr. Cohee’s spouse and 23,729 shares held by the Roy G. and Barbara A. Cohee Revocable Trust.
(2)	Includes options held by Mr. Dole to purchase 108,882 shares of common stock that are exercisable within 60 days of April 2, 2013. In addition, Mr. Dole owns 1,800 shares of Series A Preferred Stock.
(3)	Includes options held by Mr. Hooley to purchase 63,469 shares of common stock that are exercisable within 60 days of April 2, 2013.
(4)	Includes options held by Ms. Jenkins to purchase 63,904 shares of common that are exercisable within 60 days of April 2, 2013.
(5)	Information is based solely on a Schedule 13G dated February 14, 2013.
(6)	Information is based solely on a Schedule 13G dated February 5, 2009.
(7)	Information is based solely on a Schedule 13G dated January 11, 2008. The shares are held in a closed end fund with First Trust Advisors as the Advisor and Stonebridge Advisors, LLC as the sub-advisor.

There are no shares of common stock or Preferred Stock pledged as security by any named executive officer, director, or director nominee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common or preferred stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, preferred stock or other equity securities. Based upon our review of the copies of reports furnished or otherwise available to the Company, we believe that during the year ended December 31, 2012, our officers, directors and holders of more than 10% of our outstanding common stock or preferred stock, as applicable, timely filed their reports, except as noted below:

•	In March 2012, stock awards were granted to Ms. Osborne and Ms. Maron. Due to an inadvertent administrative error by the Company, the Form 4 reporting this grant was filed late.

In making these statements, we have relied upon the written representations of our directors and officers and review of all Section 16 filings with the SEC.

CORPORATE GOVERNANCE

The Board

The business and affairs of the Company are managed under the direction of our Board. Our Board currently has six members: Richard Dole (Chairman), Sigmund Balaban, Scott Baxter, Roy G. Cohee, Brent Hathaway and David Wilson. Each director holds office until the expiration of his respective term and until the election and qualification of the director’s successor. At the Annual Meeting, stockholders will be asked to elect Messrs. Dole, Baxter and Hathaway, each to a three-year term to our Board.

The Board met eleven times during the year ended December 31, 2012, either in person or telephonically. Each, director, with the exception of Mr. Cohee, attended 100% of the Board meetings. Mr. Cohee was excused from one of the eleven meetings and did not attend. The Company does not have a formal policy regarding directors’ attendance at the Annual Meeting; however, all incumbent directors, as well as the nominee for election as director, are encouraged to attend. All directors attended the 2012 Annual Meeting held on May 24, 2012.

Director Independence

The Board has determined that Messrs. Balaban, Cohee, Hathaway and Wilson each qualify as an “independent director” as defined under the listing requirements of the NASDAQ Global Select Market. The NASDAQ independence definition includes a series of objective tests. For example, an independent director may not be employed by us and may not engage in certain types of business dealings with the Company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the Company with regard to each director’s business and personal activities as they may relate to us and our management. In addition, as required by NASDAQ rules, the Board determined that the members of the Audit Committee each qualify as “independent” under special standards established by NASDAQ and the SEC for members of audit committees.

Leadership Structure of the Board

Currently, the Board believes that our CEO is best positioned to serve as Chairman, due to his ability to provide clear insight and direction of business strategies and plans to both the Board and management. The Board believes that the Company’s business strategies and plans can be most effectively executed if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and CEO, provides unified leadership and focus. Although our Board has historically determined that combining the role of CEO and Chairman to be the most efficient and effective, we do not have formal guidelines that establish this approach as a policy. Therefore, the Board has the flexibility to separate the two roles in the future if it believes it is appropriate to do so. The Board has not appointed a “lead independent director” due to the small size of the Board and because four of the six directors are independent, thus the Board does not believe that a “lead independent director” would add significant value at this time.

Risk Oversight

Management is responsible for implementing our financial and business strategies and assessing and managing the risks relating to our Company and its performance under those strategies on a daily basis. Our Board has oversight responsibility for all risks and has various programs in place in which it reviews, approves (where appropriate) and monitors the activities of the Company. This includes our strategies and plans, financial and business objectives, significant corporate actions, and performing assessments of major risks relating to our Company, including options to mitigate and address such risks. Our Board has primary responsibility for strategic and risk oversight. To assist the Board in discharging its oversight responsibilities, members of management report to the Board and its committees on areas of risk to our Company. Our Board delegates to the committees specific areas of risks inherent in their respective areas of oversight and the committees provide reports to the full Board regarding their activities.

Our Audit Committee has oversight responsibility to review management’s financial risk management process, including the policies and guidelines used by management to identify, assess and manage the Company’s exposure to financial risk. The Audit Committee oversees control and fraud risk assessments, Code of Ethics compliance, and the whistleblower policy, among other areas. At least annually, management of the Company undertakes a financial and fraud risk assessment process to identify risks and develop plans to address them. The Chief Financial Officer reports directly to the Audit Committee at least quarterly to provide an update on management’s efforts to manage financial risk.

Our Compensation Committee oversees the management of risks associated with our executive compensation arrangements and evaluates the relationship between our compensation policies and practices and such risks to assure that those policies and practices do not incent undue risk taking. The Compensation Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our Chief Executive Officer and other executive officers, reviews management development and succession plans, and considers risks related to our compensation programs and policies.

Our Nominating and Corporate Governance Committee focuses on issues relating to Board composition, leadership structures and corporate governance matters and provides oversight of our internal corporate policies and processes.

In addition to receiving reports from the various committees regarding the risks considered in their respective areas, to ensure that our Board has a broad view of our strategy and overall risk management process, the Board will review with management our strategic plans and the principal issues and risks that we may face, as well as the processes through which we manage risk, during at least one Board meeting per year. This enables the full Board to coordinate risk oversight, especially with respect to risk interrelationships.

Director Education

The Board recognizes the importance of continued education of the Company’s directors and employees due to the ever changing governance, regulatory and compliance rules and regulations. Each Board member is expected to attend one or more director education programs each year for additional continuing education.

Committees

The standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each consisting entirely of non-employee independent directors. The standing committees of the Board, including the members of each committee, are described below.

Audit Committee

The Audit Committee provides assistance to our Board in fulfilling its fiduciary obligations with respect to matters involving the accounting, financial reporting, and internal control and compliance functions of the Company. Our Audit Committee approves the engagement of an independent registered public accounting firm to audit the financial statements of the Company and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company’s internal control. In fulfilling its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Company’s auditors, legal counsel, and responsible officers.

The Audit Committee currently consists of Messrs. Wilson (Chairman), Balaban, and Hathaway. Each member of the Audit Committee is “financially literate” as required by NASDAQ rules. The Audit Committee also includes at least one member, Mr. Wilson, who was determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and to meet the qualifications of “financial sophistication” in accordance with NASDAQ rules. Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.

The Audit Committee met five times during the fiscal year ended December 31, 2012, and all members of the Audit Committee attended all of the meetings.

A copy of our Audit Committee’s report for 2012 can be found on page 19 of this Proxy Statement.

A copy of our Audit Committee charter is included on our website at http://www.dble.com/AuditCommittee. The NASDAQ rules and the Audit Committee charter provide that the Audit Committee will review and assess the adequacy of the Audit Committee charter annually.

Compensation Committee

Our Compensation Committee carries out the responsibilities, and exercises the authority, of our Board with respect to matters relating to the compensation of executive officers and directors of the Company to the extent assigned by the Board. The Compensation Committee is generally responsible for:

•	Establishing and periodically reviewing the Company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees;

•	Establishing compensation arrangements and incentive goals for executive officers and non-employee directors and administering compensation plans; and

•	Reviewing the performance of the executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance.

Our Compensation Committee conducts an annual review of our compensation program. The Compensation Committee held four in-person or telephonic meetings during the year ended December 31, 2012 and all members of the Compensation Committee participated in the meetings. The Compensation Committee currently consists of Messrs.’ Cohee (Chairman), Balaban and Wilson.

A copy of the Compensation Committee charter can be found on our website at www.dble.com/CompensationCommittee.

Compensation Committee Interlocks and Insider Participation

Messrs. Cohee (Chairman), Balaban and Wilson served on the Company’s Compensation Committee. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this proxy statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee of the Company. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation Committee of the Company. Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.

Nominating and Corporate Governance Committee and Director Nomination Process

The Nominating and Corporate Governance Committee was created in February 2011, and provides assistance to the Board with respect to the following:

•	Identification, consideration and recommendation of qualified nominees to serve on our Board;

•	Development and oversight of our internal corporate policies and processes;

•	Facilitate periodic reviews, evaluation and performance of the Board’s and committees’ performance; and

•	Development and oversight of Board continuing education.

Currently Messrs. Hathaway (Chairman), Cohee and Wilson serve on the Company’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held five in-person or telephonic meetings during the year ended December 31, 2012 and all members of the committee participated in the meetings.

In selecting nominees for the Board, the Nominating and Corporate Governance Committee seeks members with a variety of experiences and expertise, and among other things will consider business experience in the industry in which the Company operates, financial expertise, independence from transactions with the Company, experience with publicly traded companies, experience with relevant regulatory matters in which the Company is involved, and reputation for integrity and professionalism. The Nominating and Corporate Governance Committee also will consider in good faith director candidates who meet the minimum qualifications and who are recommended by stockholders in accordance with the Company’s bylaws.

When considering potential director candidates for nomination or election, the Nominating and Corporate Governance Committee considers the following qualifications, among others, of each director candidate:

•	High standard of personal and professional ethics, integrity and values;

•	Training, experience and ability at making and overseeing policy in business, government and or education sectors;

•	The individual’s ability, diversity of background and experience and soundness of judgment who attained a position of leadership in their field of endeavor;

•	Willingness and ability to keep an open mind when considering matters affecting interests of the Company and its constituents;

•	Willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and Committee memberships;

•	Willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs;

•	Willingness not to engage in activities that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and

•	Willingness to act in the best interests of the Company and its constituents, and objectively assess Board, committee and management performance.

Our bylaws contain a specific provision regarding nominations made by stockholders for the election of directors. To be considered for nomination by the Nominating and Corporate Governance Committee at the next Annual Meeting of stockholders, the nominations must be made by stockholders of record entitled to vote. Stockholder nominations must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to the Corporate Secretary of the Company, at the Company’s principal business address, not fewer than 53 days nor more than 90 days prior to any meeting of the stockholders at which directors are to be elected. If fewer than 60 days’ notice of the meeting is given to stockholders, stockholders’ nominations for director must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to the Corporate Secretary of the Company at the Company’s principal business address not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each notice of nomination of directors by a stockholder must contain certain information about the proposed nominee, including name, age, business address and, if known, residence address of each nominee proposed in that notice, the principal occupation or employment for at least the five years preceding the date of the notice, the number of shares of the Company’s common stock beneficially owned by each nominee, and any arrangement, affiliation, association, agreement or other relationship of the nominee with any Company stockholder. The Nominating and Corporate Governance Committee will consider nominations for directors submitted by stockholders in accordance with the above procedure. The chairman of any meeting of our stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and that the defective nomination will be disregarded.

A copy of the Nominating and Corporate Governance Committee charter can be found on our website at http://www.dble.com/NominatingandGovernanceCommitteeCharter.

Diversity

The Board recognizes the importance of diversity in business experience, education, and professional skills in selecting nominees for director. The Board does not, however, have a formal policy concerning the consideration of diversity.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

The Audit Committee discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the auditors with the Audit Committee under the Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The Audit Committee considered whether the provision by the Company’s independent registered public accounting firm of services to the Company, other than audit services, is compatible with maintaining its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee also selected the Company’s independent registered public accounting firm. The Company was not required to obtain an audit of its internal controls by an independent registered accounting firm in 2012 due to its small market cap. However, the Audit Committee believes it is prudent, as part of its financial oversight responsibility, to continue to engage the independent registered public accounting firm to evaluate controls.

The Audit Committee

David Wilson (Chairman)

Sigmund Balaban

Brent Hathaway

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Employee Code of Business Conduct and Code of Ethics and Reporting of Accounting Concerns

We have adopted an Employee Code of Business Conduct and Ethics (the “Code of Conduct”). We require all employees to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interests.

The Code of Conduct includes a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Vice Presidents and all other financial officers and executives. This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. The Code of Conduct can be found on our website at http://www.dble.com/CodeOfConduct.

Further, we have established “whistle-blower procedures” that provide a process for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures provide substantial protections to employees who report company misconduct.

The Company has also established a policy and internal training program concerning Regulation Fair Disclosure to help protect the Company and its employees from potential securities law disclosure violations.

Stockholder Communications to the Board

Stockholders wishing to send communications to the Board may contact Richard Dole, Chairman of the Board, at our principal executive office address. All such communications will be shared with the members of the Board, or if applicable, a specified committee or director. Stockholders may also contact David Wilson, Audit Committee Chairman at dwilson@eagle-eagle.net.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the 2012 compensation program for our 2012 named executive officers (“NEOs”):

•	Richard Dole, Chief Executive Officer, President and Chairman of the Board of Directors

•	Kurtis Hooley, our Chief Operating Officer and Executive Vice President

•	Ashley Jenkins, our Chief Financial Officer and Senior Vice President

•	Clark Huffman, our Senior Vice President, Operations

The Company did not have any other executive officers as of December 31, 2012.

Our executive compensation philosophy, policies and programs are developed and overseen by the Compensation Committee of the Board. The discussion below describes the Company’s philosophy and approach to determining executive compensation for our NEOs.

Philosophy of Executive Compensation

The goal of the Company’s Compensation Committee and management is to develop programs that compensate executives in a way that reinforces decisions and actions that will drive enhancement of stockholder value. Our philosophy in designing the executive compensation programs of the Company is very simply put as “pay-for-performance.” Using this as our cornerstone, the Compensation Committee and management developed compensation principles that support this belief. We recognize that every company, in designing its compensation principles, is influenced by numerous factors including size, history, location and culture. It would be unrealistic and ineffective to design executive compensation that would attempt to fit all oil and gas exploration and production companies. However, this does not preclude using industry and demographic data, as well as best practice guidelines, in designing strong underlying principles and standards around compensation. We believe a framework of executive compensation should provide a direct relationship between the long-term performance of the Company and an incentive structure as well as attract, retain and motivate key employees and encourage growth in long-term stockholder value. This allows for alignment of the long-term interests of our stockholders with that of our executives.

We believe that a strong compensation program should:

1.	Directly align compensation with performance

2.	Encourage prudent and diligent risk taking

3.	Evaluate performance over time; and

4.	Attract and retain talent

These principles were the foundation of the 2012 compensation program described herein. The Company’s compensation program, which includes two incentive plants, the Annual Cash Incentive Bonus Plan (“ACIBP”) and the Long-Term Incentive Program (“LTIP”), was adopted in 2011 and was in place throughout 2012. As more fully described below, the ACIBP program provides for annual bonus payments based upon achievement of certain financial goals as well as, in most cases, net asset growth. The LTIP granted both time-based shares as well as performance-based shares to executives to be earned through the period ending December 31, 2013. The Compensation Committee believes these two new incentive plans provide executives appropriate incentive to maximize the Company’s performance.

Compensation Overview and Objectives

Compensation Evaluation Process Including the Role of Consultants, Peer Comparisons and Officers

Our executive compensation principles, policies and programs are developed and overseen by the Compensation Committee. The Compensation Committee periodically reviews the compensation principles and programs for all senior executives, including our NEOs, to ensure that they provide appropriate incentives and rewards in line with our pay-for-performance objectives. The Compensation Committee specifically considers the make-up and mix of compensation instruments to ensure that the plan and instruments in place are best suited to achieve maximum sustainable growth. This process is not a mechanical process, and the members of the Compensation Committee use their respective judgment, experience and understanding of the Company’s strategic plan and at times, the consideration of peer and competitor metrics in determining the mix of compensation.

The Compensation Committee is responsible for determining the compensation for our executive officers. The Compensation Committee generally makes its decisions regarding the annual compensation of our executive officers at its regularly scheduled meeting in March of each year. These decisions include adjustments to base salary and grants of annual incentive bonus in conjunctions with the prior year’s performance. The Compensation Committee also makes compensation adjustments as necessary at other times during the year in the case of promotions, changes in employment status and for competitive purposes.

Performance Considerations. We generally take into account the following items of corporate performance in making compensation decisions for our NEOs:

•	Our financial and operational performance for the year as compared to our budget and goals;

•	Capital efficient growth of oil and natural gas reserves and production; and

•	Projected future growth through the development of existing projects, the creation and capture of new oil and gas opportunities and the potential for new transactions.

In assessing a specific executive officer’s impact during the year and his or her overall value to our Company, we generally take into account long-term and current-year performance in the officer’s primary area of responsibility, strategic initiatives, leadership, the officer’s role in succession planning and development, and other intangible qualities that contribute to corporate and individual success.

The Compensation Committee also reviews and recommends the elements of the compensation program offered to the Company’s outside directors.

Role of External Consultants. Periodically, the Compensation Committee will engage an external compensation consultant to advise the Compensation Committee regarding matters related to executive and director compensation. The advice and services provided by the consultant generally include, but are not limited to, executive compensation data and information, compensation program design, peer group analysis, recommendations with regard to the form and amount of executive and director compensation based on the foregoing. The Company did not utilize an external compensation consultant in 2012.

Peer Groups. The Compensation Committee did not specifically rely on any peer group analysis in determining the levels of compensation for 2012, nor did it benchmark.

Role of the Chief Executive Officer. The CEO generally attends the Compensation Committee meetings at the invitation of the committee, and as appropriate, participates in discussions in order to provide information to the committee. The Compensation Committee also meets regularly in executive session, without the CEO present. The Compensation Committee considers any recommendations made by the CEO, and accepts or modifies them based on the independent business judgments of the committee members, and makes final recommendations for Board approval.

2012 Compensation Review and Decisions

For 2012, the basic structure of the Company’s executive compensation program remained unchanged. The Compensation Committee established threshold, target and maximum performance factors for potential awards under the AICBP that are consistent with the Company’s compensation philosophy and goals.

At the 2012 Annual Meeting, the Advisory Vote on Executive Compensation generated 77% of votes cast in favor of the Company’s executive compensation. Shareholders also voted for a once a year frequency for future advisory votes, and the Compensation Committee has adopted this policy.

Elements of our Compensation Program

The following elements made up the 2012 compensation program for our executive officers:

Element	Form of Compensation	Objective	Performance Criteria
Base Salary	Cash	To provide a minimum fixed level of cash compensation by the executive officers	Not performance-based

Annual Cash Incentive Bonus Plan	Cash	To encourage and reward executive officers contributions in producing strong financial and operations results.	Performance-based determined on (i) Clean Earnings actual versus budgeted and (ii) Adjusted NAV growth*

Discretionary Bonus	Cash	To encourage and reward executive officers for contributions not otherwise captured by ACIBP	Not performance-based

Long-Term Incentive Plan	Restricted Stock Units	To retain executive officers and align their interests with those of stockholders	Two-thirds performance-based using Adjusted NAV growth over vesting period; One-third not performance-based

Retirement Plans	Eligibility to participate in and receive Company contributions to our Simplified Employee Pension Plan (available to all employees)	To provide a level of retirement income for NEOs	Not performance-based

*	“Clean Earnings” and “Adjusted NAV” are non-GAAP financial measures that the Company believes serve as the best performance targets on an annual basis. These terms are defined in “Annual Cash Incentive Bonus Plan”.

The components of our compensation and benefits programs are described in detail on the following pages:

Base Salary

The Compensation Committee believes that a competitive base salary is necessary to attract and retain quality personnel. Individual base salaries are based on a subjective evaluation by the Compensation Committee after considering competitor and market data, and the individual’s performance, tenure and experience. Adjustments to base compensation are intended to reflect each NEOs level of responsibility and comparable ranges of base compensation for similar companies.

Salaries provided to NEOs during 2012 were as follows:

•	Richard Dole: $330,000

•	Kurtis Hooley: $250,000

•	Ashley Jenkins: $200,000*

•	Clark Huffman: $225,000

*	Ms. Jenkins’ base salary was increased from $183,500 to $200,000 in September 2012 in conjunction with her promotion to Chief Financial Officer.

Effective January 1, 2013, the Compensation Committee approved a 3% increase in base pay for each NEOs.

Annual Cash Incentive Bonus Plan

The Compensation Committee believes in granting annual cash incentive awards to our NEOs to reward individual performance that contributed to the Company’s overall performance and to provide an incentive for continued performance. In 2011, the Annual Cash Incentive Bonus Plan (“ACIBP”) was adopted, under which the NEOs are eligible to earn incentive bonuses based on actual Clean Earnings versus budgeted Clean Earnings as well as, in most cases, growth in Adjusted NAV. The ACIBP is payable in cash.

Each executive can earn a percentage of his or her respective base salary based upon the results shown in the table below. The threshold level is the minimum percentage of the NEO’s annual base salary that is earned if the budgeted Clean Earnings are achieved.

Below is a summary of the payout potential for the NEOs included in the ACIBP, presented both as a percentage of salary and the actual dollar amount.

NEO	Threshold			Target			Maximum
	% of salary	or	Dollar Amount	% of salary	or	Dollar Amount	% of salary	or	Dollar Amount
Dole	30%		$99,000	60%		$198,000	90%		$297,000
Hooley	25%		$67,500	50%		$135,000	75%		$202,500
Jenkins	12.5%		$25,000	25%		$50,000	37.5%		$75,000
Huffman	12.5%		$28,125	25%		$56,250	37.5%		$84,375

The “Threshold” amount represents the minimum percentage of the NEO’s salary that can be earned if the actual Clean Earnings of the Company meet or exceed the budgeted Clean Earnings for the year, regardless of Adjusted NAV. The “Target” amount represents the percentage of the NEO’s salary that can be earned if exceptional results are realized in both exceeding the approved budget for Clean Earnings and growing the Adjusted NAV. The “Maximum” amount represents the maximum percentage that the NEO can earn.

The ACIBP is determined by the achievement of budgeted Clean Earnings and Adjusted NAV growth, as defined as:

•

Budgeted “Clean Earnings” is a non-GAAP financial measure that is used by the Company to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of non-cash charges. It is calculated as follows:

•	Net income before preferred dividends, as reported the Company’s Annual Report on Form 10-K, adjusted to exclude the effects of non-cash items including:

•	Depletion, depreciation and accretion;

•	Non-cash compensation expense for stock options and restricted stock;

•	Unrealized gain or loss on economic hedges; and

•	Income taxes.

•

“Adjusted NAV” growth is the change in the net asset value measured at December 31 of the prior year as compared to the measured NAV of the current year at December 31. Adjusted NAV is calculated as follows:

•

The PV-10 value, as calculated under the SEC rules, re-priced using at the NYMEX forward strip prices, adjusted for hedges and present valued at a 10% discount rate. The present value given for each class of reserves is then further discounted as follows:

•	proved developed reserves — no discount

•	undeveloped reserves — 15% discount;

•	probable reserves — 50% discount; and

•	possible reserves — 90% discount.

•	Pipeline assets are valued at six times their cash flow at year-end;

•	Niobrara acreage is valued at cost;

•	Principal amount of debt and face amount of preferred stock are treated as a deduction; and

•	Working capital is added to the Adjusted NAV.

•

Working capital consists of net assets, less current liabilities excluding (i) any current asset or liability position from price risk management activities; (ii) inventory; and (iii) net equity or debt and related net cash from financings occurring after December 31, 2010 until such date or dates as such cash is deployed in oil and gas investments.

The Compensation Committee reserves the right to update the metrics to take into account changes in the Company’s business or operations. The Compensation Committee, in its discretion, may also not approve payment of the formula calculated amount due to either individual performance or the financial health of the Company.

Bonus Calculation

If the Company meets or exceeds budgeted Clean Earnings, the NEO will earn his or her threshold bonus. If the budgeted Clean Earnings is not met, the NEO may still earn his or her threshold budget if the Company achieves specific Adjusted NAV growth targets detailed below.

In addition to the Threshold bonus amount, the NEO can earn additional bonus as a percentage of target for Adjusted NAV growth, as shown in the following chart.

Clean Earnings Result	Earned Bonus as a Percentage of Target
28% above budget	25%	50%	75%	100%	100%
15% above budget	—	37.2%	62.5%	75%	100%
BUDGET	—	25%	100%	62.5%	75%
17% below budget	—	—	25%	37.2%	50%
>17% below budget	—	—	—	—	25%
Net Asset Value Growth	0%-<10%	10%	20%	30%	40%

In 2012, we exceeded budgeted Clean Earnings, but did not achieve NAV growth (earning the NEOs each a bonus of threshold). In accordance with the table above, bonuses were paid to the NEOs at the threshold level as follows:

•	Richard Dole: 30% of his 2012 salary, or $99,000

•	Kurtis Hooley: 25% of his 2012 salary, or $67,500

•	Ashley Jenkins: 12.5% of her 2012 year-end salary, or $25,000

•	Clark Huffman: 12.5% of his 2012 salary, or $28,125

Discretionary Cash Bonus

For 2012, the Compensation Committee also paid discretionary cash bonuses to the NEOs to reward them for their efforts and the Company’s strong performance during the year. The discretionary bonuses were as follows:

•	Richard Dole: 27% of his 2012 salary, or $90,154

•	Kurtis Hooley: 23% of his 2012 salary, or $61,468

•	Ashley Jenkins: 20% of her 2012 year-end salary, or $40,612

•	Clark Huffman: 17% of his 2012 salary, or $37,766

Long-Term Incentive Program

Long-term incentives are an important element of our total compensation program because they create a focus on sustainable value creation that benefits the long-term interests of our stockholders as well as serving as an important retention tool for attracting and retaining top talent. The market for talent in the oil and gas industry is highly competitive in the Rocky Mountain area.

In 2011, the Compensation Committee granted the shares below to our NEOs under the Long Term Incentive Program (“LTIP”). Mr. Huffman’s shares were granted in January 2012 in conjunction with his appointment as Vice President, Operations.

•	Richard Dole: 211,931 shares

•	Kurtis Hooley: 133,438 shares

•	Ashley Jenkins: 70,644 shares

•	Clark Huffman: 60,893 shares

Of the shares granted above, one-third vest based on the passage of time and two-thirds vest based on the achievement of specific performance targets. These performance targets are based upon the achievement of Adjusted NAV growth from December 31, 2010 to December 31, 2013, as shown in the following table:

Adjusted Net Asset Value cumulative percentage increase	LTIP vesting percentage of performance shares
< 10%	0%
10%	20%
15%	40%
20%	60%
25%	80%
30%	100%

Any Adjusted NAV increase that does not equal a specified percentage will be rounded down. For example, if the Adjusted NAV growth during the performance period of 18% would result in 40% of the performance shares vesting if the time-based vesting requirements also are met.

As of December 31, 2012, we did not expect any of the performance shares to vest based on our projection of adjusted net asset value growth at the end of the vesting period.

LTIP Vesting Provisions

Time-based grant vesting—The NEO must be employed on December 31, 2013 to vest in the time-based amounts of restricted stock. If the NEO terminates employment or the NEO’s employment is terminated prior to December 31, 2013 for reasons of cause, resignation or other voluntary termination other than for a good reason (as defined in the plan), the NEO shall forfeit all of his or her time-based restricted stock. If an NEO terminates employment prior to December 31, 2013 for reasons of death, retirement, disability or resignation for good reason, or whose employment is terminated by the Company for reasons other than cause (but excluding resignation or other voluntary termination by the NEO other than for good reason), the unvested portions of his or her time-based restricted stock vest pro rata for each full month worked between the September 2011 and the date of termination. If the NEO’s employment is terminated prior to December 31, 2013 in connection with a change in control or terminated after a change in control for good reason, the NEO shall be 100% vested in his or her time-based restricted stock as of the date of the change in control.

Performance-based grant vesting—The LTIP defines the vesting conditions for the performance-based grant:

•

The NEO must be employed on December 31, 2013. If prior to December 31, 2013 a NEO is terminated for cause, resigns or otherwise voluntary terminates his or her employment other than for good reason, the NEO shall forfeit all of his or her performance-based restricted stock.

•

Any NEO who terminates employment prior to December 31, 2013 due to the NEO being of or attaining retirement age shall have the vested portion of his or her performance-based restricted stock determined by the factors on the performance vesting grid without regard to time-based vesting, with the performance period measured from December 31, 2010 through the date of retirement or as close to such date as practicable.

•

If an NEO is terminated in connection with a change in control prior to December 31, 2013, the NEO shall be 100% vested in his or her performance-based restricted stock as of the date of the change in control.

•

If the NEO’s employment is not terminated in connection with the change in control and the NEO remains employed by the Company as of December 31, 2013, the NEO shall have the vested portion of his or her performance-based restricted stock determined by the factors on the performance vesting grid, without regard to time-based vesting, with the performance period measured from December 31, 2010 through the later of the date of the change in control or, if Adjusted NAV growth can be measured as of such date, December 31, 2013.

•

If a NEO’s employment is not terminated in connection with a change in control but such NEO retires due to attainment of retirement age prior to December 31, 2013, the NEO shall have the vested portion of his or her performance-based restricted stock determined by the factors on the performance vesting grid, without regard to time-based vesting, with the performance period measured from December 31, 2010 through the later of the date of the change in control or, if the Adjusted NAV growth can be measured as of such date, through the date of retirement or as close to such date as practicable.

•

If a NEO’s employment is terminated due to death or disability, the NEO shall have the vested portion of his or her performance-based restricted stock determined by the factors on the performance vesting grid without regard to time-based vesting, with the performance period measured from December 31, 2010 through the date of death or disability or as close to such date as practicable.

Retirement Plans

Our Simplified Employee Pension Plan (“SEPP”) is available to all employees, and allows for Company contributions matching 10% of base salary (limited by IRS regulations) after one year of full-time employment. This is a defined contribution plan and all investment decisions are made by the employee. During the 2012 fiscal year, the Company made aggregate contributions to the accounts of the NEO’s in the amount of $90,175. These amounts are included in “All Other Compensation” in the Summary Compensation Table on page 24. We believe that providing our SEPP offers secure and tax-advantaged vehicles for executives to save effectively for retirement and build financial security.

Perquisites

We provide minimal perquisites to our NEOs.

Employment Contracts as of December 31, 2012

To establish and retain a team of executive management of high caliber, the Company maintains employment agreements with each of its NEOs. On March 30, 2012, we entered into new employment contracts with Messrs. Dole, Hooley, Huffman and Ms. Jenkins, which had an effective date of January 1, 2012. All new employment contracts contain the following provisions:

•	Automatically renew for successive one-year periods following the initial December 31 termination date unless terminated by the executive officer or the Company with sufficient notice

•	Specify the base salary that will be paid to each NEO

•	Specify the target annual cash bonus for each NEO and

•

Specify severance payments each executive officer will receive under various termination scenarios, including termination following a change-in-control of the Company as described in the “Potential Payments on Termination or Change in Control Table.”

The contracts for Messrs. Dole, Hooley and Huffman and Ms. Jenkins automatically renewed for an additional one-year term on December 31, 2012.

Risk Assessment

The Compensation Committee believes that the Company’s compensation philosophy, objectives and plans do not create risks that are reasonably likely to have a material adverse effect on the Company. Determinations regarding incentive compensation are primarily based on a combination of annual and long-term performance metrics. A significant portion of each executive’s total compensation is delivered in the form of equity that vests over multiple years primarily pursuant to specific performance metrics, thereby aligning the interests of our executive officers with those of our stockholders. The Compensation Committee believes that by choosing a metric related in part to growth of the Company’s reserves, it encourages decision making that is in the best interest of the stockholders. In addition, in consideration of the risks associated with the compensation program, the Compensation Committee tailored the definition of Adjusted NAV to exclude the impact of price risk management and undeployed cash from issuing equity and debt from the calculation.

Other Compensation Practices

Stock Ownership.

We have adopted stock ownership requirements for our directors, which require that each director own and thereafter maintain at least $315,000 worth of our equity (measured by using the higher of cost basis, tax basis or market value) by the later of (i) December 31, 2016 or (ii) five years from the date of becoming a director. Our Nominating and Governance Committee may make exceptions and or any adjustments in these requirements as it deems appropriate or equitable for the directors as a whole or for any individual director for hardship or any other unforeseen or exigent circumstance.

We do not have stock ownership requirements or stock holding guidelines for our executive officers. The Compensation Committee periodically considers the appropriateness of adopting such guidelines as part of its ongoing comprehensive assessment of our executive compensation programs. All of our executive officers receive a significant amount of their total compensation in the form of grants of long-term incentive awards. Our employees and directors are prohibited from trading in any derivatives related to our stock. None of our officers and directors has entered into hedging transactions involving our stock. In addition, our insider trading policy prohibits our executive officers and directors from holding Company stock in a margin account or pledging our stock as collateral for a loan.

Financial Restatements.

Our Board currently has not adopted a formal policy regarding the effects of a financial restatement on prior awards. The Compensation Committee is investigating implementing such a policy and expects to adopt a formal policy once final rules related to claw-back policies are adopted by the SEC and the NASDAQ in connection with the Dodd-Frank Act.

Tax Deductibility Considerations.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of these officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit. The Compensation Committee’s primary goal is to design compensation strategies that it believes further the best interests of our Company and our stockholders. No components of our compensation awarded in 2012 currently qualify as performance-based compensation for purposes of section 162(m).

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Company’s 2013 Proxy Statement. Based on our reviews and discussions with management, we recommend to the Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Compensation Committee

Roy G. Cohee (Chairman)

Sigmund Balaban

David Wilson

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act unless the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE

The following table sets forth in summary form the compensation earned during the years ended December 31, 2012, 2011 and 2010 by our Chief Executive Officer, Chief Financial Officer and two additional most highly compensated executive officers, each of whom had total compensation (as defined by the SEC) exceeding $100,000. The individuals named in the following table are referred to collectively as the “Named Executive Officers” or the “NEOs.” We did not have any pension plans or nonqualified deferred compensation plans for the past three fiscal years. Therefore, we have not included columns for changes in pension value, or changes in nonqualified deferred compensation earnings in the table below.

Name and Principal Position	Year		Base Salary	Bonus	Stock Awards (1)		Option Awards (1)	Nonequity Incentive Compensation	All Other Compensation (2)	Total
Richard D. Dole, Chief Executive Officer	2012		$330,000	$90,154	$—		$—	$99,000	$24,500	$543,654
	2011		$300,000	$—	$1,350,000	(3)	$—	$90,000	$24,500	$1,764,500
	2010		$300,000	$100,000	$—		$—	$—	$24,500	$424,500
Kurtis S. Hooley, Executive Vice President, Chief Operating Officer	2012		$270,000	$61,468	$—		$—	$67,500	$24,500	$423,468
	2011		$250,000	$—	$850,000	(3)	$—	$62,500	$24,500	$1,187,000
	2010		$220,000	$85,000	$—		$—	$—	$22,000	$327,000
Ashley Jenkins, Senior Vice President, Chief Financial Officer	2012		$189,000	$40,612	$—		$—	$25,000	$18,900	$273,512
	2011		$170,000	$—	$450,000	(3)	$—	$21,500	$17,000	$658,500
	2010		$150,000	$40,000	$84,170		$96,436	$—	$15,000	$385,606
Clark Huffman, Senior Vice President, Operations	2012	(4)	$225,000	$37,766	$450,000	(3)	$—	$28,125	$22,500	$763,391

(1)	Stock award and stock option amounts reflect the aggregate grant date fair value of shares granted during each fiscal year.
(2)	Represents amounts contributed by the Company under the SEPP.
(3)	This award was granted as part of our LTIP. One-third of the shares vest based on the NEO’s service through December 31, 2013 and 2/3 of the shares vest based on achievement of adjusted NAV growth. The value presented is the maximum possible value under the plan. Please refer to the Compensation Discussion and Analysis for additional information related to the grant terms.
(4)	Mr. Huffman was appointed to Vice President, Operations effective January 1, 2012.

GRANTS OF PLAN-BASED AWARDS GRANTED DURING 2012

During 2012 we granted awards to the NEOs, which are summarized below. For additional information regarding the compensation paid to our NEOs, including grants of equity awards, see “Compensation Discussion and Analysis” above.

			Estimated Future Payments Under Non-Equity			Estimated Future Payments Under Equity			Full Grant
			Award Incentive Plans			Award Incentive Plans			Date Fair
Name of Executive	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Value (2)
Richard Dole
2012 Annual Cash Incentive Bonus Plan			$99,000	$198,000	$297,000
Kurtis Hooley
2012 Annual Cash Incentive Bonus Plan			$67,500	$135,000	$202,500
Ashley Jenkins
2012 Annual Cash Incentive Bonus Plan			$25,000	$50,000	$75,000
Clark Huffman
2012 Annual Cash Incentive Bonus Plan			$28,125	$56,250	$84,375
2011 Long Term Incentive Plan	1/5/2012	(1)				—	20,298	40,595	$450,000

(1)	Mr. Huffman was granted shares under the LTIP in conjunction with his appointment to Vice President, Operations effective January 1, 2012. The shares granted under our LTIP do not provide for a minimum amount payable for a certain level of performance. Therefore there is no threshold amount. The target amount represents one-third of the total shares which will vest on December 31, 2013 if the NEO is employed by the Company at that date.
(2)	The grant date fair value of each award is calculated consistent with our application of ASC 718 as described in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the current status and value of individual grants of equity to the Company’s NEOs as of December 31, 2012. For further discussion regarding our stock-based compensation plans, refer to Note 9 in the Notes to Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

			Option Awards				Stock Awards
Name of Executive and Principal Position	Grant Date (2)		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (1)
Richard Dole	9/4/2008		108,882	—	$14.81	9/4/2015
Chief Executive Officer	9/30/2011	(4)							211,931	$826,531
Kurtis Hooley	1/15/2008		8,000	2,000	$14.36	7/15/2013
Chief Operating Officer	9/4/2008		53,469	—	$14.81	9/4/2015
	9/30/2011	(4)							133,438	$520,408
Ashley Jenkins	3/24/2008		16,000	4,000	$16.31	9/24/2013
Chief Financial Officer	1/2/2009		6,000	4,000	$7.79	1/2/2017
	1/4/2010	(3)	26,928	17,952	$4.50	1/4/2017
	1/4/2010	(5)					8,133	$31,719
	9/30/2011	(4)							70,644	$275,512
Clark Huffman	6/14/2010	(6)					3,333	$12,999
Vice President, Operations	1/5/2012	(4)							60,893	$237,483

(1)	The market value of the outstanding stock awards represents the product of the closing price of the Company’s common stock as of December 31, 2012, which was $3.90, and the number of shares underlying each such award.
(2)	Unless otherwise noted shares vest in five equal annual installments beginning one year from the date of grant and each year thereafter.
(3)	Shares in five equal annual installments beginning with the award grant date with an additional 20% vesting on January 1 each year thereafter.
(4)	These unvested shares of restricted stock were granted as part of our LTIP on September 30, 2011. One-third of the shares vest based on the NEO’s service through December 31, 2013 and two-thirds of the shares vest based on achievement of adjusted NAV growth. Please refer to Compensation Discussion and Analysis for additional information related to the grant terms.
(5)	These unvested shares of restricted stock were granted on January 4, 2010. One-half of the remaining shares vest on each of January 1, 2013 and 2014.
(6)	These unvested shares of restricted stock were granted on June 14, 2010. The remaining shares vest on June 14, 2013.

OPTIONS EXERCISES AND STOCK VESTED IN 2012

The following table sets forth information concerning stock options exercised and restricted stock that vested for each NEO during the year ended December 31, 2012. For further discussion regarding our stock based compensation plans, refer to “Stock Plans” on page 46.

	Stock Options		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Recognized on exercise	Number of Shares Acquired on Vesting	Value Recognized on Vesting (1)
Richard Dole	—	—	8,168	$31,855
Kurtis Hooley	—	—	4,010	15,639
Ashley Jenkins	—	—	4,066	27,974
Clark Huffman	—	—	4,166	30,306

(1)	The amounts in this column represent the value of the vested shares on the date of vesting, reported on a before-tax basis. The amount received on any later sale of these shares may be more or less than the amount noted here.

Potential Payments Upon Termination or Change in Control

Under our employment contracts that were in effect on December 31, 2012, each NEO is entitled to receive severance compensation and benefits under various termination scenarios as detailed in each NEO’s Employment Agreement and summarized below.

In the scenarios described below, “Date of Termination” is defined as (a) if the NEO’s employment is terminated by the NEO’s death, the date of the NEO’s death; (b) if the NEO’s employment is terminated because of the NEO’s disability, the disability effective date; (c) if the NEO’s employment is terminated by the Company (or applicable affiliated company) for cause, the date on which the notice of termination is given; and (d) if the NEO’s employment is terminated for any other reason, including the resignation by the NEO, the date specified in the notice of termination, which date shall in no event be earlier than the date such notice is given.

—	Terminates Without “Cause” or for “Good Reason” (Before a Change-in-Control)

Upon the termination without “cause” by the Company or for “good reason” by the NEO, each NEO will be entitled to receive his/her base salary and continuing health care benefits starting on the date of the expiration of his/her employment agreement or the date of termination of his/her employment agreement for the following periods of time: Dole – eighteen months, Hooley – twelve months, Jenkins and Huffman– six months. In addition, all of the NEO’s issued, but unexercised or unvested stock options and restricted stock grants issued prior to September 30, 2011 shall become fully vested, and the stock options shall remain exercisable until they are exercised or expire per the terms of the stock plan under which the options or shares were issued to the NEO. All of the NEO’s issued but unexercised or unvested stock options and restricted stock grants issued on or after September 30, 2011 shall become fully vested and exercisable or be forfeited in accordance with the grant terms, and the stock options that vest shall remain exercisable until they are exercised or expire per the terms of the stock plan under which the options or shares were issued.

“Cause” is defined as:

1.	Any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by the NEO;

2.	Malfeasance, poor performance as to core or delegated job assignments, in the opinion of the Board, or insubordination by the NEO in the conduct of his duties.

3.	Failure to observe or strictly adhere to all of the Company policies put into effect and/or amended from time to time;

4.	Abandonment by the NEO of his job duties or repeated absences from the Company-directed tasks which are not otherwise excused by the Company;

5.	Competing with the Company or otherwise diverting away from the Company business opportunities intended for the Company or which could reasonably benefit the Company’s core business;

6.	Other material breach of the Employment Agreement by the NEO that remains uncured for a period of at least 30 days following written notice from the Company to the NEO of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach; or

7.	Conviction of the NEO or the entry of a plea of nolo contendere or equivalent plea of a felony in a court of competent jurisdiction, or any other crime or offense involving moral turpitude.

“Good reason” is defined as:

1.	a material breach of the Employment Agreement by the Company, which breach is not cured within 60 days after written notice by the NEO to the Company of the breach; or

2.	a material change in reporting location not agreed to by the NEO; or

3.	a material reduction in responsibilities or base salary of the NEO.

—	Terminates Without “Cause” or for “Good Reason” (After a Change-in-Control)

In the event of a Change in Control (as defined below), and the NEO is terminated without “cause” during the 12-month period following a Change in Control, or the NEO terminates his/her employment for “good reason” during the 12-month period following the Change in Control, then he/she shall be entitled to benefits in the form of a lump sum payment in the amount equal to his/her base salary and benefits (not including grants of common stock, options or other equity) as follows: Dole – for a period equal to 36 months plus 100% of the total amount of cash bonuses granted to him during the 36 preceding the Change in Control; Hooley – for a period equal to 18 months plus 50% of the total amount of cash bonuses granted to him during the 36 months preceding the Change in Control; and Jenkins and Huffman– for a period equal to 12 months plus 50% of the total amount of cash bonuses granted to him during the 24 months preceding the Change in Control. Additionally, all of the NEO’s issued but unexercised or unvested stock options and restricted stock grants issued prior to September 30, 2011 shall become fully vested, and the stock options shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to the NEO. All of the NEO’s issued but unexercised or unvested stock options and restricted stock grants issued on or after September 30, 2011 shall become fully vested and exercisable or be forfeited in accordance with the Grant Terms, and the stock options that vest shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to the NEO.

A “Change in Control” is defined as the occurrence of any of the following events:

i.	If any one person, or more than one person acting as a group (as defined in Code Section 409A and Internal Revenue Service (“IRS”) guidance issued thereunder), acquires ownership of common stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the common stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Company (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in such Company remains outstanding after the transaction;

ii.	If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of common stock of the Company possessing 30% or more of the total voting power of the common stock of the Company;

iii.	If a majority of members on the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the “relevant” Company, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Company is a majority shareholder; or

iv.	If there is a change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

—	Dies or Becomes Disabled

Upon the death or long-term disability of any NEO, the NEO (or his heirs in the case of death) will be entitled to receive his/her base salary and benefits as defined in his/her employment agreement for a period of six months from the date of termination. In addition, all of the NEO’s issued, but unexercised or unvested stock options and restricted stock grants issued prior to September 30, 2011 shall become fully vested, and the stock options shall remain exercisable until they are exercised or expire per the terms of the stock plan under which the options or shares were issued to the NEO. All of the NEO’s issued but unexercised or unvested stock options and restricted stock grants issued on or after September 30, 2011 shall become fully vested and exercisable or be forfeited in accordance with the grant terms, and the stock options that vest shall remain exercisable until they are exercised or expire per the terms of the stock plan under which the options or shares were issued.

“Disability” is defined as the absence of the NEO from the NEO’s duties hereunder the employment agreement on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of the incapacity of the NEO, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness of the NEO.

The following table details the compensation and benefits received by each NEO in the event of termination on December 31, 2012 under various scenarios.

NEO	Termination Without Cause or for Good Reason
	Before Change in Control	After Change in Control	Dies or Becomes Disabled
Dole	18 months salary and health care benefits, and accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.	36 months salary and benefits + 100% of any cash bonuses paid in prior 36 months; accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.	Salary and benefits for 6 months; ; accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.

Hooley	12 months salary and health care benefits, and accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.	24 months salary and benefits + 100% of any cash bonuses paid in prior 24 months; accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.	Salary and benefits for 6 months; accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.

Huffman Jenkins	6 months salary and health care benefits, and accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.	12 months salary and benefits + 50% of any cash bonuses paid in prior 24 months; accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.	Salary and benefits for 6 months; accelerated vesting of unvested equity issued prior to September 30, 2011 and vested in accordance with the grant terms for equity issued after September 30, 2011.

Potential Payments Under Termination or Change in Control as of December 31, 2012

	Before Change in Control	After Change in Control
	Termination w/o cause or quit for good reason	Termination w/o cause or quit for good reason	No termination	Voluntary, other than good reason	Retirement	Death	Disability
Richard Dole
Cash Severance	$495,000	$1,270,154	$—	$—	$—	$165,000	$165,000
Equity Award Acceleration (1)	—	826,531	153,063	—	153,063	153,063	153,063
Benefits Continuation	8,124	92,749	—	—	—	15,458	15,458
Kurtis Hooley
Cash Severance	$270,000	$749,148	$—	$—	$—	$135,000	$135,000
Equity Award Acceleration (1)	—	520,408	96,371	—	—	96,371	96,371
Benefits Continuation	5,416	61,833	—	—	—	15,458	15,458
Ashley Jenkins
Cash Severance	$100,000	$243,431	$—	$—	$—	$100,000	$100,000
Equity Award Acceleration (1)	31,719	307,230	82,740	—	—	82,740	82,740
Benefits Continuation	8,290	36,579	—	—	—	18,290	18,290
Clark Huffman
Cash Severance	$112,500	$257,013	$—	$—	$—	$112,500	$112,500
Equity Award Acceleration (1)	12,999	250,481	52,579	—	—	52,579	52,579
Benefits Continuation	2,708	25,416	—	—	—	13,958	13,958

(1)	Based on the December 31, 2012 closing price of our common stock of $3.90 per share.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

The Company has not implemented a formal written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Board annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. There were no transactions with any related person (as defined by the SEC) requiring disclosure as defined by the SEC or The NASDAQ Global Select Stock Market listing standards during the year ended December 31, 2012.

PROPOSAL #2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to encourage growth in our reserves and profitability while focusing on achieving attractive returns on capital in order to enhance long-term stockholder value.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote; Recommendation of the Board

An affirmative vote of a majority of total votes cast for or against this proposal, assuming a quorum is present, is necessary to approve this Proposal #2. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL #3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hein & Associates LLP (“Hein”) has been appointed by the Audit Committee, which is composed entirely of independent directors, to be the Company’s independent registered public accounting firm for 2013. A resolution will be presented at the meeting to ratify their appointment. If the stockholders do not ratify the appointment of Hein, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of Hein will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Required Vote; Recommendation of the Board of Directors

An affirmative vote of the majority of votes cast for or against ratification, assuming a quorum is present, is necessary to approve this proposal. Abstentions will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of Hein as the Company’s independent registered public accounting firm for 2013.

MATTERS RELATED TO THE INDEPENDENT REGISTERED ACCOUNTING FIRM

The following table presents fees for professional services rendered by Hein for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees for other services rendered by Hein during those periods:

	2012	2011
Audit fees	$251,599	$218,026
Audit-related fees	—	—
Tax fees	26,730	30,955
All other fees	—	19,091

Total	$278,329	$268,072

Audit Fees

The aggregate fees billed for professional services rendered by Hein for its audit of our annual financial statements, including the audit of our internal control over financial reporting in 2012 and 2011 and its review of our quarterly financial statements included in Forms 10-Q in 2012 and 2011.

Audit-Related Fees

Audit-related fees are generally for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures to meet certain regulatory requirements. No such fees were incurred in 2012 or 2011.

Tax-Related Fees

The aggregate fees billed by Hein in each of 2012 and 2011 were for professional services for tax compliance, tax advice or tax planning.

Other

No such fees were incurred in 2012. The aggregate fees billed by Hein in 2011 were for consulting services related to enterprise risk management. These consulting services were not performed on the Company’s internal controls.

Audit Committee Pre-Approval

Our Audit Committee’s policy is that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent registered public accounting firm, subject to deminimis exceptions for other than audit, review or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) the engagement of the independent registered public accounting firm, be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved 100% of Hein’s fees for audit services in year 2012 and 2011. Fees for audit-related services performed by Hein in years 2012 and 2011 were not recognized by us at the time of the engagement to be non-audit services. Except as indicated above, there were no fees other than audit fees for years 2012 and 2011, and the auditors engaged performed all the services described above with their full-time permanent employees.

STOCK PLANS

The 2002 Stock Option Plan

In December 2001, our Board approved our 2002 Stock Option Plan (the “2002 Plan”), which subsequently was approved by our stockholders. Pursuant to the 2002 Plan, we may grant options to purchase an aggregate of 300,000 shares of our common stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the 2002 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or non-qualified options. The 2002 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 2002 Plan. The option committee may be the entire Board or a committee of the Board. At December 31, 2012 options to purchase 154,457 shares of Common Stock were outstanding under the 2002 Plan and 125,590 additional options could be granted under the 2002 Plan.

2003 Stock Option and Compensation Plan

In November 2002, our Board approved our 2003 Stock Option and Compensation Plan (the “2003 Plan”), which was subsequently approved by our stockholders. Pursuant to the 2003 Plan, we may grant options to purchase an aggregate of 300,000 shares of our Common Stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the 2003 Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The 2003 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 2003 Plan, except that the option committee did not administer the 2003 Plan with respect to automatic grants of shares and options to Outside Directors. The option committee may be the entire Board or a committee of the Board. In the past, Outside Directors automatically received options to purchase 5,000 shares pursuant to the 2003 Plan at the time of their election as an Outside Director and thereafter on the first business day after each annual meeting of stockholders if still an Outside Director at that time. These Outside Director options are exercisable at the time of grant, and the exercise price for these options is equal to the fair market value of our common stock on the date of grant. Under the 2003 Plan, all options granted to Outside Directors expire three years after the date of grant. The 2003 Plan also provided that Outside Directors would receive 2,000 shares of common stock on each July 1st that they were an Outside Director. At December 31, 2012, options to purchase 34,392 shares of Common Stock were outstanding under the 2003 Plan and options to purchase an additional 201,765 shares could be granted under the 2003 Plan. As described above, the Board has since modified the form of compensation that the Outside Directors receive for their services.

2007 Stock Incentive Plan

In 2006, our Board and the stockholders of the Company approved the 2007 Stock Incentive Plan. The 2007 Plan authorizes the Board, or an Option Committee of the Board, to grant options, restricted stock, stock appreciation rights, or any combination thereof. The Board or the Option Committee will determine the recipients of these awards by considering criteria such as employment position or other relationship with the Company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors, and other matters. The 2007 Plan provides that no more than 500,000 shares of our common stock may be issued for awards under the Plan. If there is any change in the Company’s common stock by reason of any stock exchange, merger, consolidation, reorganization, recapitalization, stock dividend, reclassification, split-up, combination of shares or otherwise, then the Board or Option Committee will make adjustments to the aggregate number and kind of shares subject to the 2007 Plan, and the number and kind of shares and the price per share subject to the outstanding awards in order to preserve, as nearly as practical, but not to increase, the benefits to participants. If an award granted under the 2007 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by such award will again be available for use under the 2007 Plan. At December 31, 2012, stock awards and options to purchase 443,476 shares of Common Stock were outstanding under the 2007 Plan and stock awards and options to purchase an additional 54,325 shares could be granted under the 2007 Plan. Awards may be made to any employee, officer or director of the Company and its related companies, or any other person who provides services to the Company and its related companies.

The 2007 Plan will be administered by the Board or an Option Committee, which shall consist of the Board or a committee of the Board as the Board may from time to time designate. Currently, the Board has designated the Compensation Committee of the Board to serve as the Option Committee to administer the 2007 Plan.

2010 Stock Incentive Plan

In 2010, our Board and the stockholders of the Company approved the 2010 Stock Incentive Plan. The 2010 Plan authorizes the Board, or an Option Committee of the Board, to grant options, restricted stock, stock appreciation rights, or any combination thereof. The Board or the Option Committee will determine the recipients of these awards by considering criteria such as employment position or other relationship with the Company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors, and other matters. The 2010 Plan provides that no more than 2,000,000 shares of our common stock may be issued for awards under the Plan. If there is any change in the Company’s common stock by reason of any stock exchange, merger, consolidation, reorganization, recapitalization, stock dividend, reclassification, split-up, combination of shares or otherwise, then the Board or Option Committee will make adjustments to the aggregate number and kind of shares subject to the 2010 Plan, and the number and kind of shares and the price per share subject to the outstanding awards in order to preserve, as nearly as practical, but not to increase, the benefits to participants. If an award granted under the 2010 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by such award will again be available for use under the 2010 Plan. At December 31, 2012, stock awards and options to purchase 610,445 shares of Common Stock were outstanding under the 2010 Plan and stock awards and options to purchase an additional 1,389,215 shares could be granted under the 2010 Plan. Awards may be made to any employee, officer or director of the Company and its related companies, or any other person who provides services to the Company and its related companies.

The 2010 Plan will be administered by the Board or an Option Committee, which shall consist of the Board or a committee of the Board as the Board may from time to time designate. Currently, the Board has designated the Compensation Committee of the Board to serve as the Option Committee to administer the 2010 Plan.

Equity Compensation Plan Information.

The following table provides information as of December 31, 2012 with respect to shares of common stock that may be issued under our existing equity compensation plans. We have four active equity compensation plans—The 2002 Stock Option Plan, the 2003 Stock Option and Compensation Plan, the 2007 Stock Incentive Plan and the 2010 Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation plans approved by security holders	419,350	$11.06	1,770,805	(1)

Equity Compensation plans not approved by security holders	—	—	—

VOTING PROCEDURES

Votes at the Annual Meeting are counted by an inspector of election appointed by the Board or the chairman of the meeting. If a quorum is present, a majority of the votes cast is required for approval of Proposals #1, #2 and #3. Abstentions by those present at the Annual Meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a stockholder returns his or her proxy card and withholds authority to vote on any matter, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement and form of proxy relating to our next Annual Meeting of stockholders following the end of our 2013 fiscal year, proposals by individual stockholders must be received by us no later than December 15, 2013. If a shareholder desires to bring other business before the 2014 Annual Meeting without including such proposal in the Company’s proxy statement, the shareholder must notify the Company in writing on or before April 1, 2014.

In addition, under Rule 14a-4(c)(1) of the Exchange Act, the proxy solicited by the Board of Directors for the next Annual Meeting of stockholders following the end of our 2013 fiscal year will confer discretionary authority on any stockholder proposal presented at that meeting unless we are provided with notice of that proposal on or no later than February  28, 2014.

OTHER BUSINESS

Our management does not know of any matters to be presented at the Annual Meeting other than those set forth in this proxy statement. If any other business should come before the Annual Meeting, the persons named in the enclosed form of proxy will vote such proxy according to their judgment on such matters.

Dated: April 19, 2013

Carol A. Osborne

Corporate Secretary

* * * * *

DOUBLE EAGLE PETROLEUM CO.

For the Annual Meeting of Stockholders

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard Dole and Kurtis S. Hooley, or either of them, as proxies with full power of substitution to vote all the shares of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Double Eagle Petroleum Co. (the “Company”) to be held on May 30, 2013, at 9:00 A.M. (Mountain Time) at the offices of Faegre Baker Daniels, LLP., 3200 Wells Fargo Center, 1700 Lincoln St., Denver, Colorado 80203., or any adjournments thereof, on the following matters:

    ☒ Please mark votes as in this example.

1.	ELECTION OF THE FOLLOWING CLASS III DIRECTORS AS MEMBERS OF OUR BOARD OF DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN THE YEAR 2016.

Class III Director Nominees:

	For	Against	Abstain

Richard Dole	☐	☐	☐

Brent Hathaway	☐	☐	☐

Scott Baxter	☐	☐	☐

2.	PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS SET FORTH IN THE PROXY STATEMENT.

    ☐  YES    ☐  NO    ☐  ABSTAIN

3.	RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

    ☐  YES    ☐  NO    ☐  ABSTAIN

4.	The proxies are, and each of them hereby is, authorized to vote in accordance with the recommendation of the Company’s Board of Directors or, if no recommendation is given, in their discretion, upon such other business as may properly come before the meeting.

    ☐  YES    ☐  NO    ☐  ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  ☐

Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Items 1, 2 and 3.

This proxy is solicited on behalf of the Board of Directors of Double Eagle Petroleum Co.

Dated:

Signature:

Signature:

Signature if held jointly

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)